Exhibit 5.1

Narda Ben-Zvi	נרדה בן-צבי
Lori Almouli-Confino*	*לורי אלמולי-קונפינו
Barak Luchtenstein	ברק לוכטנשטיין
David Schottenfels	דוד שוטנפלס
Tsafi Erlich Goldman	צפי ארליך גולדמן
Ori Kasir	אורי קסיר
Inbal Baruch-Rotter	ענבל ברוך-רוטר
Lena Mor	לנה מור
Diana Albu	דיאנה אלבו
Dan Adar	דן אדר
Yuval Beer	יובל בר
Ariel Lavi	אריאל לביא
Dafna Kahn Amster	דפנה קאהן אמסטר
Iren Kripak	אירן קריפק
Anna Barkats	חנה ברכץ
Daniel Ben Shlomo	דניאל בן שלמה
Nirit Shoushan	נירית שושן

*Also admitted to the New York Bar	בעל רשיון גם בניו יורק *

 August 1, 2013

To:
Mazor Robotics Ltd.
7 HaEshel Street
Caesarea Industrial Park South
3088900 Israel

Ladies and Gentlemen,

Re: Mazor Robotics Ltd.

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Mazor Robotics Ltd. (the “Company”), relating to 4,698,163 of the Company’s Ordinary Shares, NIS 0.01 nominal value per share, under the Mazor Robotics Ltd. 2003 Stock Option Plan and 2011 Share Option Plan (the “Plans”).

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the due constitution of the Board of Directors of the Company.

Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the shares issuable under the Plans have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely yours, /s/ CBLS Law Offices CBLS Law Offices